Pricing Supplement No. T1525

To the Underlying Supplement dated April 19, 2018,

Product Supplement No. I-B dated June 30, 2017,

Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 January 23, 2019
Financial Products
$614,000 Accelerated Barrier Notes due July 28, 2027 Linked to the Performance of the Lowest Performing of the S&P 500® Index and the Russell 2000® Index
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.

•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level but a Knock-In Event has not occurred, investors will receive the principal amount of their investment.

•	If a Knock-In Event has occurred, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. You could lose your entire investment.

•	Senior unsecured obligations of Credit Suisse maturing July 28, 2027. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on January 23, 2019 (the “Trade Date”), and the securities are expected to settle on January 28, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$37.50	$962.50
Total	$614,000	$23,025	$590,975

(1) Certain fiduciary accounts may pay a purchase price of at least $962.50 per $1,000 principal amount of securities, and the placement agent will forgo any fees with respect to such sales.

(2) Incapital LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $37.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $943.95 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Incapital LLC

January 23, 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
S&P 500® Index	SPX <Index>	2638.70	1319.35 (50% of Initial Level)
Russell 2000® Index	RTY <Index>	1454.255	727.1275 (50% of Initial Level)
Upside Participation Rate:	200%
Redemption Amount:	At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:	• For each Underlying, the Underlying Return is expressed as a percentage and is calculated as follows:
• If its Final Level is equal to or greater than its Initial Level, an amount calculated as follows:
Upside Participation Rate ×	Final Level - Initial Level Initial Level
• If its Final Level is less than its Initial Level and: (i) a Knock-In Event has occurred, an amount calculated as follows:
Final Level - Initial Level Initial Level

(ii) a Knock-In Event has not occurred, zero.
If a Knock-In Event has occurred, the Underlying Return of the Lowest Performing Underlying will be negative and you will receive less than $500 for each $1,000 principal amount of your securities at maturity. You could lose your entire investment.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Knock-In Event:	A Knock-In Event occurs if the Final Level of any Underlying is less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	July 23, 2027, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	July 28, 2027, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP:	22551LU81

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

•	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of Underlying Returns for the Lowest Performing Underlying. The table and examples below assume an Upside Participation Rate of 200% and the Knock-In Level for each Underlying is 50% of the Initial Level for such Underlying. The actual Upside Participation Rate and Knock-In Levels are set forth in “Key Terms” herein. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level of the Lowest Performing Underlying and on whether a Knock-In Event has occurred. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities
100%	200%	$3,000
90%	180%	$2,800
80%	160%	$2,600
70%	140%	$2,400
60%	120%	$2,200
50%	100%	$2,000
40%	80%	$1,800
30%	60%	$1,600
20%	40%	$1,400
10%	20%	$1,200
0%	0%	$1,000
-10%	0%	$1,000
-20%	0%	$1,000
-30%	0%	$1,000
-40%	0%	$1,000
-50%	0%	$1,000
-51%	-51%	$490
-60%	-60%	$400
-70%	-70%	$300
-80%	-80%	$200
-90%	-90%	$100
-100%	-100%	$0

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Final Level
SPX	170% of Initial Level
RTY	180% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	= Upside Participation Rate × [(Final Level - Initial Level) / Initial Level] = 200% × 70% = 140%

Redemption Amount	= $1,000 × (1 + Underlying Return of the Lowest Performing Underlying) = $1,000 × 2.4 = $2,400

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Underlying Return of the Lowest Performing Underlying is equal to the appreciation in the Lowest Performing Underlying from its Initial Level to its Final Level times the Upside Participation Rate.

Example 2: The Lowest Performing Underlying decreases by 10% from its Initial Level to its Final Level.

Underlying	Final Level
SPX	90% of Initial Level
RTY	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Knock-In Level, a Knock-In Event has not occurred and the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	= 0%

Redemption Amount	= $1,000 × (1 + Underlying Return of the Lowest Performing Underlying) = $1,000 × 1 = $1,000

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Knock-In Level, the Underlying Return of the Lowest Performing Underlying is equal to zero.

Example 3: The Lowest Performing Underlying decreases by 60% from its Initial Level to its Final Level.

Underlying	Final Level
SPX	40% of Initial Level
RTY	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, a Knock-In Event has occurred and the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	= (Final Level - Initial Level) / Initial Level = -60%

Redemption Amount	= $1,000 × (1 + Underlying Return of the Lowest Performing Underlying) = $1,000 × 0.40 = $400

Because the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, a Knock-In Event has occurred and you will be exposed to any depreciation in the Lowest Performing Underlying from its Initial Level to its Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS— The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If a Knock-In Event has occurred, you will lose 1% of your principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS— Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE— Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST— We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlyings. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS KNOCK-IN LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING— “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlyings as of the Trade Date. The volatility of each Underlying can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS— The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES— The Russell 2000®Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000®Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•	HEDGING AND TRADING ACTIVITY— We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC— The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES— The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES— If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION— As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY— The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS— Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of the equity securities included in the Underlyings.

•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS— As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities included in the Underlyings.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR— There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 2, 2014 through January 23, 2019. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the S&P 500® Index and the Russell 2000® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The closing level of the S&P 500® Index on January 23, 2019 was 2638.70.

The closing level of the Russell 2000® Index on January 23, 2019 was 1454.255.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distributor accession confirmation with Incapital LLC dated March 23, 2012, Incapital LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $37.50 per $1,000 principal amount of the securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement. We may also sell the securities to the placement agent as principal for its own accounts. If a substantial portion of the securities held by the placement agent were to be offered for sale in the secondary market, if any, following the offering of the securities, the value of the securities may fall.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated December 19, 2018 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on December 19, 2018. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated December 19, 2018, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on December 19, 2018. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse